CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Quest for Value Funds:

We consent to the use of our report dated December 16, 2011, with respect to the financial statements and financial highlights of Oppenheimer Global Allocation Fund (one of the portfolios constituting the Oppenheimer Quest for Value Funds), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
 KPMG LLP

Denver, Colorado

February 24, 2012